Exhibit 10.1
THIS UNSECURED PROMISSORY NOTE (AS AMENDED, RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME, THIS “NOTE”) AND ANY SECURITIES WHICH MAY BE ISSUED BY THE COMPANY (AS DEFINED BELOW) UNDER ITS TERMS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT.
THE INDEBTEDNESS REPRESENTED BY THIS NOTE IS EXPRESSLY SUBORDINATED TO THE PAYMENT OF THE “SENIOR DEBT” AS DEFINED IN THAT CERTAIN SUBORDINATION AGREEMENT DATED AS OF MAY 29, 2025 (AS AMENDED FROM TIME TO TIME, THE “SUBORDINATION AGREEMENT”) ENTERED INTO BETWEEN HOLDER AND CRG SERVICING LLC (TOGETHER WITH ITS SUCCESSORS AND ASSIGNS, “CRG”), AS MORE PARTICULARLY SET FORTH IN THE SUBORDINATION AGREEMENT.

THE FOLLOWING INFORMATION IS SUPPLIED SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES. THIS NOTE WAS ISSUED WITH "ORIGINAL ISSUE DISCOUNT" (“OID”) WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AND THIS LEGEND IS REQUIRED BY SECTION 1275(C) OF THE CODE. HOLDER MAY OBTAIN INFORMATION REGARDING THE AMOUNT OF ANY OID, THE ISSUE PRICE, THE ISSUE DATE, AND THE YIELD TO MATURITY RELATING TO THE NOTES BY CONTACTING CHIEF FINANCIAL OFFICER AT 2370 CORPORATE CIRCLE, SUITE 300, HENDERSON, NV 89074.

UNSECURED PROMISSORY NOTE

$70,000,000.00    May 29, 2025

FOR VALUE RECEIVED, P3 HEALTH GROUP, LLC, a Delaware limited liability company (the “Company”), hereby promises to pay to VBC Growth SPV 5, LLC, a Delaware limited liability company (“Holder”), the principal sum of up to $70,000,000.00 (“Maximum Loan Amount”), at the place and in the manner hereinafter provided, together with interest thereon at the rate or rates, and on the terms, described below, and any and all other amounts which may be due and payable hereunder from time to time.

1.Advances of the Loan.

(a)Subject to the terms and conditions hereof, Holder hereby extends to the Company a line of credit facility pursuant to which Holder will make loans to the Company upon the Company’s request subject to this Section 1(a) and Section 1(b) from time to time until the Maturity Date in an amount not exceeding, in the aggregate, the Maximum Loan Amount (each amount advanced by Holder to the Company hereunder, a “Loan”, and collectively, the “Loans”). The Company may not reborrow any amounts repaid by the Company under the Loans. The Loans will be available for draw by the Company as follows:

i.A first tranche of $15,000,000.00 (the “First Tranche”) available to the Company upon the date hereof.

ii. A second tranche of $15,000,000.00 (the “Second Tranche”) available at the Company’s sole option in a single draw no later than June 22, 2025.

iii.A third tranche of $40,000,000.00 (the “Third Tranche”) available upon mutual agreement of the Company and Holder, in one or more draws, no later than December 31, 2025.

(b)Subject to Section 1(a), the Holder agrees to fund draws of the Loans to the Company promptly upon written request from the Company to the Holder, but in any event, (1) with respect First Tranche, on the date of Holder’s receipt of a written draw request from the Company, (2) with respect to the Second Tranche, within five (5) Business Days of Holder’s receipt of a written draw request from the Company, and (3) with respect to the Third Tranche, following mutual agreement of the Company and Holder to fund all or any portion of the Third Tranche, within five (5) Business Days of Holder’s receipt of a written draw request from the Company. All draw requests shall include a certification, explicitly or by implication evidenced by the delivery of the request, from the Company’s representative executing the written draw request that (i) no Event of Default has occurred and is continuing hereunder; and (ii) such representative has all necessary authorizations to submit the request on behalf of the Company, and Holder shall be entitled to rely on such certification.

(c)The Holder is hereby authorized by the Company to record on a schedule annexed to this Note (or on a supplemental schedule) the amounts owing with respect to the Loans, and the payment thereof. Notwithstanding the foregoing, however, Holder’s failure to make any such recording or notation shall not affect in any manner the rights of the Holder or any obligations of the Company hereunder.

2.Maturity. Unless accelerated or otherwise paid or payable sooner in accordance with the terms set forth herein, this Note will automatically mature and be due and payable on August 13, 2028 (the “Maturity Date”).

3.Interest.

(a)Interest Generally. Subject to Section 3(d) and the Subordination Agreement, the Company agrees to pay to the Holder interest on the unpaid principal amount of the Loans (including, for the avoidance of doubt, PIK Loans (as defined below)) and the amount of all other outstanding Obligations, in the case of the Loans, for the period from the applicable borrowing date and, in the case of any other Obligation, from the date such other Obligation is due and payable, in each case, to and including the date on which such Loan or Obligation is paid in full, at a rate per annum equal to nineteen and one-half percent (19.5%).

(b)Default Interest. Notwithstanding the foregoing, automatically upon the occurrence and during the continuance of any Event of Default under Section 8, the interest payable pursuant to Section 3(a) shall increase automatically by four percent (4.00%) per annum (such aggregate increased rate, the “Default Rate”). Notwithstanding any other provision herein

(including Section 3(d)) but subject to the terms of the Subordination Agreement, if interest is required to be paid at the Default Rate, it shall be paid entirely in cash.

(c)Interest Payment Dates. Subject to Section 3(d) and the Subordination Agreement, accrued interest on the Loans shall be payable in arrears on each Payment Date with respect to the most recently completed Interest Period in cash, and upon the payment or prepayment of the Loans (on the principal amount being so paid or prepaid); provided, that, subject to the terms of the Subordination Agreement, interest payable at the Default Rate shall be payable from time to time on demand.

(d)Paid In-Kind Interest. Notwithstanding Section 3(a), so long as no Event of Default has occurred and is continuing, the Company may elect at any time to pay interest on the outstanding principal amount of the Loans as follows: (1) (i) eight percent (8.00%) per annum interest payable in cash and (ii) eleven and one-half percent (11.5%) per annum interest paid in-kind in the form of additional Loans (the amount of any such payment in-kind being a “PIK Loan”, and collectively, the “PIK Loans”), or (2) nineteen and one-half percent (19.5%) per annum in the form of PIK Loans; provided that payment of interest in cash will be required only to the extent permitted pursuant to the terms of the Subordination Agreement, and if payment in cash not so permitted, all cash interest shall accrue as a PIK Loan. The principal amount of each PIK Loan under this Section 3(d) shall accrue interest in accordance with the provisions of this Note applicable to the Loans. The PIK Loans shall not reduce the availability of the First Tranche, Second Tranche or Third Tranche.

(e)Computations. All computations of interest and fees hereunder shall be computed on the basis of a year of 360 days and actual days elapsed during the period for which payable.

4.Payments.

(a)Repayment. Unless otherwise accelerated in accordance with the terms hereof, no scheduled payments of principal of the Loans shall be due prior to the Maturity Date. The Company agrees to repay to the Holder the outstanding principal amount of the Loans (including, for the avoidance of doubt, PIK Loans), together with all other outstanding Obligations (other than contingent indemnification obligations for which no claim has been made), on the Maturity Date (subject to the terms and conditions of the Subordination Agreement).

(b)Application. Any optional or mandatory prepayment of the Loans shall be applied to the Loans (and PIK Loans in respect thereof) in the inverse order in which such Loans were made.

(c)Prepayments. This Note may be prepaid, either in whole or in part, without penalty or premium, at any time and from time to time; provided that repayments of the obligations hereunder by the Company must be in increments equal to at least 5% of the Maximum Loan Amount.

(d)Mandatory Prepayments.

i.Asset Sales. In the event of any contemplated Asset Sale or Involuntary Disposition, as applicable, or series of related Asset Sales or Involuntary Dispositions, as applicable, yielding Asset Sale Net Proceeds in excess of three million U.S. Dollars ($3,000,000) in the aggregate for all Asset Sales and Involuntary Dispositions (and series thereof) during the term of this Note, the Company shall provide at least three (3) Business Days’ prior written notice of such Asset Sale, Involuntary Disposition or series thereof, as applicable, to the Holder and shall, not later than the date that is three (3) Business Days after the date of such Asset Sale, Involuntary Disposition or series thereof, as applicable, in each case to the extent permitted pursuant to the Subordination Agreement: (x) if the assets subject to such Asset Sale, Involuntary Disposition or series thereof represent substantially all of the assets or revenues of the Company and its subsidiaries, on a consolidated basis, or represent any specific line of business which either on its own or together with other lines of business sold or otherwise disposed of over the term of this Note account for revenue generated by such lines of business exceeding fifteen percent (15%) of the revenue of the Company and its subsidiaries, on a consolidated basis, in the immediately preceding year, prepay the aggregate Obligations outstanding on the date of such Asset Sale, Involuntary Disposition or series thereof, and (y) in the case of all other Asset Sales, Involuntary Dispositions and series thereof not described in the foregoing clause (x), prepay the Loans in an amount equal to the entire amount of the Asset Sale Net Proceeds of such Asset Sale, Involuntary Disposition or series thereof, plus any accrued but unpaid interest and any fees (including the Back-End Facility Fee (as defined below), if applicable) then due and owing with respect to the principal amount of the Loans being prepaid, credited in accordance with Section 4(b) above.

ii.Change of Control; Qualified Financing. In the event of a Change of Control or a Qualified Financing, the Company shall immediately provide notice of such Change of Control or Qualified Financing to the Holder and, subject to the terms of the Subordination Agreement, if within ten (10) days of receipt of such notice, the Holder advises the Company that the Holder requires a prepayment pursuant to this Section 4(d)(ii), the Company shall prepay the aggregate Obligations outstanding on the date of such Change of Control or Qualified Financing and pay any fees payable (including the Back-End Facility Fee).

5.Fees.

(a)On the date hereof, the Company shall pay to the Holder an aggregate upfront financing fee in an amount equal to one and one half percent (1.50%) of the Maximum Loan Amount (the “Financing Fee”), which Financing Fee is deemed fully earned on the date hereof. The Financing Fee shall be paid in kind by adding the amount of the Financing Fee to the principal balance of the Loans.

(b)On the earlier of (a) the Maturity Date and (b) the date the Loans become due and payable in full for any other reason (including, without limitation, the prepayment by the Company, the requirement of a mandatory prepayment under Section 4(d) above or an acceleration under Section 7 below) (the “Loan Repayment Date”), the Company shall pay to the Holder, to the extent permitted pursuant to the Subordination Agreement, an aggregate fee in an amount equal to: (1) if the Loan Repayment Date is on or prior to June 30, 2025, 2.25% of the aggregate principal amount of the Loans (including, for the avoidance of doubt, the aggregate principal amount of all PIK Loans issued) advanced to the Company on or prior to such date, (2) if the Loan Repayment Date is after June 30, 2025 but on or prior to September 30, 2025, 4.5% of the aggregate principal amount of the Loans (including, for the avoidance of doubt, the aggregate principal amount of all PIK Loans issued) advanced to the Company on or prior to such date, (3) if the Loan Repayment Date is after September 30, 2025 but on or prior December 31, 2025, 6.75% of the aggregate principal amount of the Loans (including, for the avoidance of doubt, the aggregate principal amount of all PIK Loans issued) advanced to the Company on or prior to such date, or (4) if the Loan Repayment Date is after December 31, 2025, 9.00% of the aggregate principal amount of the Loans (including, for the avoidance of doubt, the aggregate principal amount of all PIK Loans issued) advanced to the Company on or prior to such date (such applicable fee, the “Back-End Facility Fee”), less any partial payment of the Back-End Facility Fee already paid by the Company prior to such date, in connection with the partial prepayment of the Loans, as described in the next sentence. Notwithstanding the foregoing, if the Company makes a partial prepayment of the Loans through the exercise of an optional prepayment under Section 4(c) or a partial mandatory prepayment pursuant to Section 4(d)(i), the Company shall pay, to the extent permitted pursuant to the Subordination Agreement, on such date of prepayment, to the Holder for the account of the Holder, an aggregate fee in an amount equal to Back-End Facility Fee applicable to the principal amount of such payment (it being understood and agreed that any fee paid pursuant to this sentence shall constitute a partial payment of the Back-End Facility Fee (as described in the immediately preceding sentence)).

(c)All amounts payable by the Company hereunder, other than interest payable in kind, shall be paid by the Company unconditionally in full without set-off (except as otherwise expressly provided herein) or counterclaim or other defense, in U.S. Dollars and in same day or immediately available funds, to such account as the Holder shall designate. The fees payable hereunder shall be fully earned upon becoming due and payable, shall be non-refundable for any reason whatsoever and shall be in addition to any other fee, cost or expense payable pursuant to the Loan Documents.

6.Covenants. The Company covenants and agrees with the Holder that, until all Obligations (other than contingent indemnification obligations for which no claim has been made) have been paid in full in cash:

(a)The Company shall deliver to the Holder, concurrently with delivery to CRG, each of the items set forth in Section 8.01 of the Senior Loan Agreement (as in effect on the date hereof).

(b)To the extent the Company performs a monthly operating review, the Company shall deliver to the Holder, promptly following the completion thereof, a reasonably detailed report of the results thereof.

(c)The Company shall deliver to the Holder, on a bi-weekly basis, cash forecasts for the succeeding two-month period in the form provided in the Forecast (as defined below).

(d)The Company shall deliver to the Holder, concurrently with delivery to CRG, the notices set forth in Section 8.02 of the Senior Loan Agreement (as in effect on the date hereof).

(e)The Company shall, and shall cause each of its subsidiaries to, permit any representatives designated by the Holder, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, to inspect its facilities and to discuss its affairs, finances and condition with its officers and, in the presence of an officer of the

Company, its independent accountants, all at such reasonable times and intervals (but not more often than once per calendar quarter in the aggregate unless an Event of Default has occurred and is continuing) as the Holder may request.

(f)The Company shall not, and shall not permit any of its subsidiaries to, create, incur, assume or permit to exist any Indebtedness (as defined in the Senior Loan Agreement (as in effect on the date hereof)), in any form, whether directly or indirectly, except (i) the Obligations, (ii) the obligations under the Senior Loan Agreement, (iii) the obligations under the Approved Lender Documents, (iv) Indebtedness that is subordinate to the Obligations pursuant to the terms of a binding agreement between the lender thereof and the Holder, (v) Indebtedness outstanding on the date of this Note (and any refinancing thereof in a manner that does not increase the principal amount thereof) and (vi) any other Indebtedness permitted by Section 9.01 of the Senior Loan Agreement (as in effect on the date hereof), excluding Sections 9.01(n), (o) and (s) of the Senior Loan Agreement (as in effect on the date hereof) unless such Indebtedness is expressly subordinated to the Obligations on terms reasonably satisfactory to the Holder.

(g)The Company shall not, and shall not permit any of its subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except for (i) the Liens granted in connection with the Senior Loan Agreement, (ii) Liens outstanding on the date of this Note (and any refinancing thereof in a manner that does not increase the obligations secured thereby) and (iii) any other Lien permitted by Section 9.02 of the Senior Loan Agreement (as in effect on the date hereof), excluding Sections 9.02(c) and (r) of the Senior Loan Agreement (as in effect on the date hereof).

(h)The Company shall not, and shall not permit any of its subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Investments or Restricted Payments (each as defined in the Senior Loan Agreement (as in effect on the date hereof)), other than any such Investments permitted by Section 9.05 of the Senior Loan Agreement (as in effect on the date hereof) and Restricted Payments permitted by Section 9.06 of the Senior Loan Agreement (as in effect on the date hereof).

(i)During the period covered by the Forecast, the Company shall not, and shall not permit any of its subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any material disbursements or other payments outside the ordinary course of business that are not contemplated by the Forecast. “Forecast” means that certain cash flow update and projection to be delivered within 30 days of the date hereof by the Company after reasonable consultation with Holder.

7.Events of Default. In the case of the happening of any of the following events, if any (each, an “Event of Default”):

(a)the Company shall fail to pay any Obligation hereunder, when and as the same shall become due and payable, whether at the due date thereof or by acceleration thereof or otherwise; or
(b)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or for a substantial part of its assets, and, in the case of each of the foregoing, such proceeding or appointment continues undismissed, or unstayed and in effect, for a period of forty-five (45) days after the institution thereof; provided, that, if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against Company in the interim, such grace period will cease to apply; provided further, that, if the Company files an answer admitting the material allegations of a petition filed against it in any such proceeding, such grace period will cease to apply;
(c)the Company shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (b) of this Section 7, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or for a substantial part of its assets, (iv) file an answer admitting the allegations of a petition filed against it in any such proceeding, or (v) admit in writing its inability to pay its debts as they come due or make a general assignment for the benefit of creditors; or
(d)the failure by the Company to observe any of the covenants set forth in Section 6(f), (g) or (h); or
(e)the failure by the Company to observe any other covenant set forth herein and such failure shall continue unremedied for a period of thirty (30) days after the earlier of the date on which (i) an officer of the Company obtains knowledge of such failure and (ii) written notice of such failure shall have been given to the Company by Holder; or
(f)the occurrence of any “event of default” or similar event under the Senior Loan Agreement (as in effect on the date hereof) or Approved Lender Documents; or
(g)any Material Adverse Change (as defined in the Senior Loan Agreement (as in effect on the date hereof)) shall occur; or
(h)one or more judgments or settlements for the payment of money in an aggregate amount in excess of two million five hundred thousand U.S. Dollars ($2,500,000) (or the equivalent amount in other currencies) shall be rendered against or entered into by the Company, any of its subsidiaries or any combination thereof and (i) the same shall remain undismissed, unsatisfied or undischarged for a period of forty-five (45) consecutive days during which execution shall not be effectively stayed or (ii) any action shall be legally taken by a judgment or settlement creditor to attach or levy upon any assets of the Company or any of its subsidiaries to enforce any such judgment or settlement; or
(i)Holdings breaches its obligations pursuant to Section 2(e)(ii) of the Warrant Agreement.
then, and in every such event (other than an event described in clause (b) or (c) of this Section), and at any time thereafter during the continuance of such event, the Holder may, by notice to the Company, in addition to, and not in limitation of, any other rights to which Holder is or may be entitled, declare this Note to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of this Note so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Company accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; and in the case of any event described in clause (b) or (c) of this Section, this Note shall automatically be due and payable in whole, and thereupon the entire principal of this Note, together with accrued interest thereon and all fees and other obligations of the Company accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company. Holder’s delay or failure to exercise any right shall not be deemed a waiver of such right or any other right available to Holder.
THE COMPANY HEREBY WAIVES PRESENTMENT, DEMAND FOR PAYMENT, NOTICE OF DISHONOR, NOTICE OF PROTEST, PROTEST AND ANY AND ALL OTHER NOTICES OR DEMANDS IN CONNECTION WITH THE DELIVERY, ACCEPTANCE, PERFORMANCE, DEFAULT, OR ENFORCEMENT OF THIS NOTE. No failure to accelerate or demand payment of the indebtedness evidenced hereby by reason of an Event of Default hereunder, and no indulgence that may be granted from time to time, shall be construed (i) as a novation of this Note or as a reinstatement of the indebtedness evidenced hereby or as a waiver of such right of acceleration or of the right of Holder thereafter to make demand for payment or otherwise to insist upon strict compliance with the terms of this Note, or (ii) to prevent the exercise of such right of acceleration, or to demand payment, or any other right granted hereunder or under applicable law; and the Company hereby expressly waives the benefit of any statute or rule of law or equity now provided or that may hereafter be provided that would produce a result contrary to or in conflict with the foregoing. No extension of the time for the payment of this Note shall operate to release, discharge, modify, change or affect the original liability of the Company under this Note, either in whole or in part, unless Holder agrees otherwise in writing.
8.Warrants. Concurrently herewith, and in consideration of the Holder’s obligations to fund the First Tranche and Second Tranche, the Company, Holdings and the Holder are entering into that certain Class A Common Stock Purchase Warrant dated as of the date hereof (the “Warrant Agreement”). Concurrently with the funding of any portion of the Third Tranche, and in consideration of the Holder’s obligations to fund the Third Tranche, the Company, Holdings and the Holder shall enter into a Class A Common Stock Purchase Warrant in substantially the same form as the Warrant Agreement, except that (a) the number of shares issuable upon the exercise of such warrant shall be determined based on 0.66333% of the outstanding Class A and Class V common stock of Holdings per $1 million funded, and (b) Holdings shall pursue stockholder approval for such warrant (if so required to permit the Holder to exercise in full) concurrently with its pursuit of the Stockholder Approval (under and as defined in the Warrant Agreement).

9.Subordination. Notwithstanding anything in this Note to the contrary, the indebtedness, interest thereon and all other obligations of the Company hereunder are subordinated in right of payment and the exercise of any right or remedy hereunder is subordinated, in each case, to the payment of all obligations of the Company to the Lenders and the other Secured Parties (as defined in the Senior Loan Agreement) pursuant to the Senior Loan Agreement and the other Loan Documents (as defined in the Senior Loan Agreement) pursuant to and in accordance with the terms of the Subordination Agreement.

10.Expenses; Indemnification, Etc.

(a)Expenses. The Company agrees to pay or reimburse Holder for all of its reasonable out-of-pocket costs and expenses (including the reasonable fees and expenses of Sheppard, Mullin, Richter & Hampton LLP, as primary counsel to Holder) in connection with (i) the negotiation, preparation, execution and delivery of this Note and the other Loan Documents and the making of the Loans, (ii) post-closing costs and (iii) the negotiation or preparation of any modification, supplement or waiver of any of the terms of this Note or any of the other Loan Documents (whether or not consummated), and (iv) any enforcement or collection proceedings resulting from the occurrence of an Event of Default.

(b)Indemnification. The Company hereby indemnifies Holder, its affiliates, and their respective directors, officers, employees, attorneys, agents, advisors and controlling parties (each, an “Indemnified Party”) from and against, and agrees to hold them harmless against, any and all Claims and Losses of any kind that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to this Note or any of the other Loan Documents or the transactions contemplated hereby or thereby or any use made or proposed to be made with the proceeds of the Loans, and any claim, investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with or relating to any of the foregoing, whether or not any Indemnified Party is a party to an actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based in contract, tort or any other theory, and whether or not such investigation, litigation or proceeding is brought by the Company, any of its shareholders or creditors, and whether or not the other transactions contemplated by this Note are consummated, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNIFIED PARTY, except to the extent such Claim or Loss (x) is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct, (y) results from a claim brought by the Company or any subsidiary against an Indemnified Party for material breach in bad faith of such Indemnified Party’s obligations hereunder or under any other Loan Document, if the Company or such subsidiary has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) arises solely from a dispute between or among Indemnified Parties and does not relate to (i) any action of any such Indemnified Party in its capacity as Holder or (ii) any act or omission on the part of the Company and its subsidiaries, in each case, as determined by a court of competent jurisdiction in a final, non-appealable judgment. The Company shall not assert any claim against any Indemnified Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Note or any of the other Loan Documents or any of the transactions contemplated hereby or thereby or the actual or proposed use of the proceeds of the Loans.

(c)This Section 10 shall not apply with respect to taxes other than any taxes that represent losses, claims, damages, etc. arising from any non-tax claim.

11.Defined Terms.

(a)“Approved Lender Documents” means the Intermountain Note, the VBC 1 Note, the VBC 2 Note, the VBC 3 Note, and the VBC 4 Note.

(b)“Asset Sale” means any sale, lease, license, transfer, or otherwise disposition of any of the Company’s or its subsidiaries’ property (including accounts receivable and Equity Interests of subsidiaries) to any person in one transaction or series of transactions, except:

i.transfers of cash in the ordinary course of its business for equivalent value;
ii.sales of inventory in the ordinary course of its business on ordinary business terms;
iii.development and other collaborative arrangements where such arrangements provide for the licenses or disclosure of intellectual property rights in the ordinary course of business and consistent with general market practices where such license requires periodic payments based on per unit sales of a product, service or procedure over a period of time; provided, that, each such license does not effect a legal transfer of title to such intellectual property rights, that each such license must be a true license as opposed to a license that is a sales transaction in substance and that each such license does not materially restrict the ability of the Company or any of its subsidiaries to commercialize any material product of, or provide any material service or procedure by, the Company or any of its subsidiaries;
iv.licenses, sublicenses, leases or subleases granted to third parties in the ordinary course of business (but limited, in the case of licenses of intellectual property, to non-exclusive licenses), in each case, not interfering with the business of the Company and its subsidiaries;
v.the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business in connection with the collection or compromise thereof;
vi.the lapse, abandonment, of other disposition of intellectual property that in the commercially reasonable business judgment of the Company is not (i) necessary or material for the conduct of the businesses of the Company and its subsidiaries or (ii) material to the value of the Company and its subsidiaries; and
vii.dispositions, sales or other transfers among the Company and its subsidiaries.

(c)“Asset Sale Net Proceeds” means the aggregate amount of the cash proceeds received from any Asset Sale or Involuntary Disposition, net of (a) any bona fide costs and expenses incurred in connection with such Asset Sale or Involuntary Disposition, as applicable, (b) income, franchise, sales and other applicable taxes paid or required to be paid (as reasonably estimated in good faith by the Company) as a result of such Asset Sale or Involuntary Disposition, as applicable, in respect of the taxable year such Asset Sale or Involuntary Disposition, as applicable, is consummated, the computation of which shall, in each case take into account the actual reduction in tax liability resulting from any available operating losses, net operating loss carryovers, tax credits, tax carry forwards or similar tax attributes, or deductions and any tax sharing arrangements, (c) the amount of any reasonable reserve established in accordance with U.S. generally accepted accounting principles against any adjustment to the sale price or any liabilities related to any of the assets sold (provided, that, to the extent and at the time any such amounts are released from reserve, such amounts shall constitute Asset Sale Net Proceeds) and (d) amounts required to be applied to the prepayment of the obligations under the Senior Loan Agreement.

(d)“Board” means (a) with respect to a corporation, the board of directors of the corporation or any committee thereof to the extent duly authorized to act on behalf of such board, (b) with respect to a partnership, the board of directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof or if not member-managed, the managers thereof, or any committee of managing members or managers thereof to the extent duly authorized to act on behalf of such Persons, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

(e)“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are not authorized or required to close in New York City.

(f)“Change of Control” means (a) at any time and for any reason whatsoever, any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than any of the Holdings Permitted Holders, is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of thirty-five percent (35%) or more of the Equity Interests of Holdings entitled to vote for members of the Board of Holdings on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right), (b) at any time and for any reason whatsoever, the Permitted Holders shall cease to own and control, directly or indirectly, beneficially and of record, Equity Interests representing more than forty percent (40%) of the aggregate ordinary voting power for the election of the Board of the Company represented by the issued and outstanding Equity Interests of the Company on a fully-diluted basis, (c) at any time and for any reason whatsoever, Holdings shall cease to be the sole managing member of the Company, (d) the occurrence of any “Change of Control” (or any equivalent term) under any the Senior Loan Agreement (as in effect on the date hereof) or the Approved Lender Documents.

(g)“Claims” means any claims, demands, complaints, grievances, actions, applications, suits, causes of action, orders, charges, indictments, prosecutions, informations (brought by a public prosecutor without grand jury indictment) or other similar processes, assessments or reassessments.

(h)“Controlled Investment Affiliate” means, as to any Person, any other Person which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such first Person (or any other Person controlling such first Person) primarily for making equity investments in Company or any other portfolio companies in the ordinary course of business.

(i)“Equity Interest” means, with respect to any person, any and all shares (including, for the avoidance of doubt, shares of capital stock), interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, but excluding debt securities convertible or exchangeable into such equity or other interests described in this definition.

(j)“Holdings” means P3 Health Partners Inc., a Delaware corporation.

(k)“Holdings Permitted Holders” means Chicago Pacific Capital, L.P., Chicago Pacific Founders GP, L.P. and their respective Controlled Investment Affiliates.

(l)“Interest Period” means, with respect to each borrowing of a Loan, (i) initially, the period commencing on and including the borrowing date thereof and ending on and excluding the next Payment Date, and, (ii) thereafter, each period beginning on and including the last day of the immediately preceding Interest Period and ending on and excluding the earlier of (x) the next succeeding Payment Date and (y) the Maturity Date; provided, that, the Interest Period ending on the Maturity Date shall include the Maturity Date.

(m)“Intermountain Note” means that certain Repurchase Promissory Note between the Company and IHC Health Services, Inc., dated as of June 28, 2019, as amended, restated, supplemented or otherwise modified from time to time.

(n)“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of the Company or any subsidiary of the Company.

(o)“Lien” means any mortgage, lien, pledge, charge or other security interest, or any lease, title retention agreement, mortgage, restriction, easement, right-of-way, option or adverse claim (of ownership or possession) or other encumbrance of any kind or character whatsoever or any preferential arrangement that has the practical effect of creating a security interest.

(p)“Loan Documents” means, collectively, this Note, the Subordination Agreement, and any other present or future document, instrument, agreement or certificate executed by the Company and delivered to the Holder in connection with or pursuant to this Note or the Loans, all as amended, restated, supplemented or otherwise modified.

(q)“Loss” means judgments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, professional fees, including fees and disbursements of legal counsel on a full indemnity basis, and all costs incurred in investigating or pursuing any Claim or any proceeding relating to any Claim.

(r)“Obligations” means, with respect to the Company, all amounts, obligations, liabilities, covenants and duties of every type and description owing by the Company to the Holder, any indemnitee hereunder or any participant, arising out of, under, or in connection with, any Loan Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (a) all Loans, (b) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, and (c) all other fees, expenses (including reasonable out-of-pocket fees, charges and disbursements of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to the Company under any Loan Document.

(s)“Payment Date” means (a) each March 31, June 30, September 30 and December 31 (commencing on the first such date to occur at least thirty (30) days after the date hereof) and (b)

the Maturity Date; provided, that, if any such date shall occur on a day that is not a Business Day, the applicable Payment Date shall be the next preceding Business Day.

(t)“Permitted Holders” means Chicago Pacific Capital, L.P., Chicago Pacific Founders GP, L.P., Holdings and their respective Controlled Investment Affiliates.

(u)“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or other entity of whatever nature.

(v)“Qualified Financing” means the Company obtaining in one transaction or a series of related transactions financing through the sale of equity securities or debt securities, however structured, in an amount sufficient to permit the Company to repay in full all obligations payable under the Senior Loan Agreement.

(w)“Senior Loan Agreement” means that certain Term Loan Agreement dated as of November 19, 2020 by and among the Company, as borrower, the subsidiary guarantors from time to time party thereto, CRG, as administrative agent and collateral agent, and the lenders from time to time party thereto (as amended on November 16, 2021 and December 21, 2021 and as further amended, restated, supplemented, extended, or otherwise modified from time to time), or a substantially similar replacement facility.

(x)“VBC 1 Note” means that certain Unsecured Promissory Note between the Company and VBC Growth SPV LLC, dated as of December 12, 2024, as amended, restated, supplemented or otherwise modified from time to time.

(y)“VBC 2 Note” means that certain Unsecured Promissory Note between the Company and VBC Growth SPV 2 LLC, dated as of March 22, 2024, as amended, restated, supplemented or otherwise modified from time to time.

(z)“VBC 3 Note” means that certain Unsecured Promissory Note between the Company and VBC Growth SPV 3 LLC, dated as of December 12, 2024, as amended, restated, supplemented or otherwise modified from time to time.

(aa)“VBC 4 Note” means that certain Unsecured Promissory Note between the Company and VBC Growth SPV 4 LLC, dated as of February 14, 2025, as amended, restated, supplemented or otherwise modified from time to time.

12.Other General Agreements.
(a)The Company agrees that the Loans evidenced by this Note are an exempted transaction under the Truth In Lending Act, 15 U.S.C., Section 1601, et seq.
(b)Time is of the essence hereof. If any payment of principal or interest on this Note shall become due on a day that is not a Business Day, the payment will be made on the next succeeding Business Day.
(c)This Note is governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the statutes, laws and decisions of the State of

Delaware (without giving effect to Delaware conflict of laws principles). This Note may not be changed or amended orally but only by an instrument in writing signed by the party against whom enforcement of the change or amendment is sought.
(d)The Company further agrees, in the event that this Note or any portion of the debt evidenced hereby is collected by law or through an attorney at law, to pay all costs of collection, including, without limitation, reasonable attorneys’ fees and all other reasonable costs of collection, which, if unpaid after Holder’s demand, shall be added to the principal balance of this Note and accrue interest as provided herein.
(e)The Company agrees that Holder may assign this Note, and all rights of Holder accruing hereunder, to an affiliate of Holder upon written notice of assignment from Holder to the Company. This Note and the Loans shall be registered debt obligations for US federal income tax purposes. The Company will keep, at its principal executive office, books for the registration and registration of transfer of this Note and the Loans.
(f)For U.S. federal income tax purposes, parties intend to treat the Note, together with the Warrants, as an investment unit, and the portion of price deemed paid for the Warrants as resulting in a corresponding reduction in the “issue price” of the applicable Loan for U.S. federal income tax purposes.
(g)If any provision of this Note is deemed to be invalid by reason of the operation of law, or by reason of the interpretation placed thereon by any administrative agency or any court, the Company and Holder shall negotiate an equitable adjustment in the provisions of the same in order to effect, to the maximum extent permitted by law, the purpose of this and the validity and enforceability of the remaining provisions, or portions or applications thereof, shall not be affected thereby and shall remain in full force and effect.
(h)The Holder shall provide, as applicable, an IRS Tax Form W-9 or an applicable IRS Tax Form W-8 (with required attachments, customary certifications for portfolio interest exemption eligibility, and other reasonably requested documentation), in each case, indicating exemption from US withholding tax.
(i)This Note may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Electronic, telecopied or facsimile signatures shall be deemed originals for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has executed and delivered Unsecured Promissory Note as of the day and year first written above.

P3 HEALTH GROUP, LLC

By:    /s/ Aric Coffman
Name: Aric Coffman
Its:    Chief Executive Officer

Acknowledged and agreed:

VBC GROWTH SPV 5, LLC
By: Chicago Pacific Founders GP III, L.P. its Manager
By: Chicago Pacific Founders UGP III, LLC, its General Partner
By: /s/ Lawrence B. Leisure
Name: Lawrence B. Leisure
Title: Manager